UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Dearborn Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.

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DEARBORN BANCORP, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
December 9, 2008

To the Shareholders of
Dearborn Bancorp, Inc.

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Dearborn Bancorp, Inc. will be held on Tuesday, December 9, 2008, at 4:00 P.M., local time, at its Fidelity Bank Operations Center located at 4000 Allen Road, Allen Park, Michigan 48101, for the following purpose:

1. To act on a proposed Amendment to the Articles of Incorporation to authorize the issuance of up to 5,000,000 shares of preferred stock; and

2. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on November 10, 2008 as the record date for the meeting and only shareholders of record at that time will be entitled to notice of and to vote at the meeting or any adjournments thereof. Shareholders who are unable to attend the meeting in person, as well as shareholders who plan to attend the meeting, are encouraged to vote the proxy by the internet or telephone, as instructed on the proxy card, if that option is available, or date, sign and promptly mail the enclosed proxy. If you are present at the meeting and desire to vote in person, you may revoke your proxy.

By Order of the Board of Directors,

Jeffrey L. Karafa
Secretary

It is important that you vote your shares as soon as possible, regardless of the number of shares you own or whether or not you plan to attend the Special Meeting.

November 21, 2008
Dearborn, Michigan

DATE, TIME AND PLACE OF SPECIAL MEETING
DEARBORN BANCORP REQUESTS YOUR “FOR” VOTE
HOW TO VOTE OR REVOKE YOUR PROXY
SHAREHOLDERS ELIGIBLE TO VOTE
PURPOSE OF SPECIAL MEETING
PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO AUTHORIZE ISSUANCE OF PREFERRED STOCK
OTHER MATTERS
SECURITY OWNERSHIP
SHAREHOLDER PROPOSALS
MISCELLANEOUS

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS OF DEARBORN BANCORP, INC.
December 9, 2008

To the Shareholders of
Dearborn Bancorp, Inc.

DATE, TIME AND PLACE OF SPECIAL MEETING

This Proxy Statement is furnished in connection with the solicitation of proxies from the holders of the Common Stock of Dearborn Bancorp, Inc. (also referred to as the “Corporation”) to be used at a Special Meeting of Shareholders to be held on Tuesday, December 9, 2008, at 4:00 P.M. local time, at its Fidelity Bank Operations Center located at 4000 Allen Road, Allen Park, Michigan 48101, and at any adjournments thereof. The principal executive offices of the Corporation are located at 1360 Porter Street, Dearborn, Michigan 48124-2823. The approximate date on which this Proxy Statement and the enclosed form of proxy are being mailed to shareholders is November 21, 2008.

DEARBORN BANCORP REQUESTS YOUR “FOR” VOTE

The Board of Directors of Dearborn Bancorp has requested this Special Meeting for the following purpose:

1. To act on a proposed Amendment to the Articles of Incorporation to authorize the issuance of up to 5,000,000 shares of preferred stock; and

2. To transact such other business as may properly come before the meeting or any adjournments thereof.

HOW TO VOTE OR REVOKE YOUR PROXY

Any proxy given pursuant to this solicitation may be revoked by notice in writing to the Secretary of the Corporation prior to voting. Unless the proxy is revoked, the shares represented thereby will be voted at the Special Meeting or any adjournments thereof. The giving of the proxy does not affect the right to vote in person should the shareholder attend the meeting. If your shares are held in an account at a brokerage firm, a bank, or other nominee, then that party is considered the shareholder of record for voting purposes and should give you instructions for voting your shares. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

SHAREHOLDERS ELIGIBLE TO VOTE

The Board of Directors in accordance with the By-Laws has fixed the close of business on November 10, 2008 as the record date for determining the shareholders entitled to notice of and to vote at the Special Meeting of Shareholders or any adjournments thereof. At the close of business on such date, the outstanding number of voting securities of the Corporation was 8,096,204 shares of Common Stock (including 54,369 shares of restricted stock), each of which is entitled to one vote. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but not counted on any matters brought before the meeting. The Proposal to Amend the Articles of Incorporation to Authorize Preferred Stock will be adopted by a majority of the votes properly cast at the meeting in favor of the proposal.

PURPOSE OF SPECIAL MEETING

The United States Department of the Treasury recently announced its Capital Purchase Program (CPP) under the Emergency Economic Stabilization Act of 2008. The CPP was created in response to the recent instability and uncertainty in the financial markets and is intended to infuse capital into qualifying U.S. financial institutions and financial holding companies. The capital eligible for purchase by the Treasury under the CPP is cumulative perpetual preferred stock of eligible bank holding companies like Dearborn Bancorp.

Under Dearborn Bancorp’s existing Articles of Incorporation, it has 20,000,000 authorized shares of Common Stock but does not have any authorized shares of preferred stock. The Corporation has called this Special Meeting of Shareholders in order to authorize the preferred stock. If the Proposal to Amend the Articles of Incorporation to Authorize the Issuance of Preferred Stock is approved, the Corporation currently intends to apply for and, if approved, participate in the CPP, and thereby raise additional capital to boost its lending capabilities and help protect against current and further economic difficulties. If the Proposal to Amend the Articles of Incorporation to Authorize the Issuance of Preferred Stock is not approved, the Corporation could be disadvantaged against its competitors in the current financial markets and be limited in its ability to raise capital to sustain its future growth.

PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
TO AUTHORIZE ISSUANCE OF PREFERRED STOCK

If the Shareholders approve this proposal (the “Articles Amendment”), Dearborn Bancorp will be authorized to issue up to 5,000,000 shares of preferred stock (the “Preferred Stock”). The full text of the proposed Articles Amendment is attached to this Proxy Statement as Appendix A. If the Articles Amendment is approved, Dearborn Bancorp’s Board of Directors would be authorized to issue the Preferred Stock from time to time, in one or more series, with full or limited or no voting powers, and with all designations, preferences and special rights, qualifications, limitations and restrictions upon the Preferred Stock, as may be provided in the resolutions adopted by its Board of Directors. The Board of Directors, by resolution, may establish, without limitation, the following:

•	the designation of each series of Preferred Stock and number of shares comprising such series;

•	the dividend rate and whether dividends are to be cumulative;

•	whether the shares are to be redeemable, and, if redeemable, whether for cash, property or rights;

•	the rights to which holders of shares of each series shall be entitled to preferences, if any, over any other series;

•	whether the shares shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, upon what conditions;

•	whether the shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion or exchange;

•	the voting powers, full or limited, if any, of the shares;

•	whether the issuance of any additional shares, or of any shares of any other series, will be subject to restrictions as to issuance, or as to the powers, preferences or rights of any of these other series; and

•	any other preferences, privileges and powers and relative, participating, option or other special rights and qualifications, limitations or restrictions of such series.

No Appraisal or Preemptive Rights

Under applicable Michigan law, Dearborn Bancorp’s shareholders are not entitled to appraisal rights with respect to the proposal to Amend the Articles of Incorporation to Authorize the Issuance of Preferred Stock. Holders of the Corporation’s Common Stock will not have preemptive rights with respect to the Preferred Stock.

Effect of Articles Amendment on Holders of Common Stock

The actual effect of the Articles Amendment upon the rights of holders of Common Stock cannot be stated until the Board of Directors determines the specific rights of any shares of the Preferred Stock to be issued. There will be certain specific rights mandated by the Treasury for any shares of Dearborn Bancorp’s Preferred Stock to be purchased under the CPP. The actual terms and conditions of the CPP are contained in documentation available from the Treasury Department on its web site at http://www.treas.gov/initiatives/eesa/. Generally, the conditions to participation in the CPP include, without limitation, the following:

•	The maximum amount of capital eligible for purchase by the Treasury is the lesser of (i) an amount equal to 3 percent of the Total Risk-Weighted Assets of the participant or (ii) $25 billion. The minimum amount eligible for purchase under the CPP is the amount equal to 1 percent of the Total Risk-Weighted Assets of the participant.

•	Certain senior officers of the participant must meet standards established by the Treasury for executive compensation in certain circumstances.

•	For the first three years that the Treasury owns shares in the participant, the participant may not increase its dividend payments on common shares or redeem common shares without the permission of the Treasury.

•	The shares purchased by the Treasury will have a dividend rate of 5 percent per year until the fifth anniversary of the date of the investment and a dividend rate of 9 percent per year thereafter.

•	Dividends not paid must cumulate over the life of the investment.

•	Shares may be redeemed by the applicant during the first three years following the investment only from the proceeds of a qualifying stock issuance by the participant, and freely thereafter.

•	In all cases, the Treasury also must obtain warrants for common stock of the participant equivalent in value to 15 percent of the amount of the capital purchased by the Treasury from the participant under the CPP.

Dearborn Bancorp currently intends to apply for approximately $28.8 million of Treasury capital, which is the maximum amount of capital it would be eligible for based on its Total Risk-Weighted Assets. This investment would require the issuance to the Treasury of approximately 28,790 shares of Preferred Stock assuming a value of $1,000 per share. Other than issuing shares of the Preferred Stock in connection with raising capital through participation in the CPP, Dearborn Bancorp currently has no plans, commitments, or binding agreements with respect to the issuance of the Preferred Stock.

DEARBORN BANCORP’S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND
RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO THE ARTICLES OF
INCORPORATION TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK.

OTHER MATTERS

The management of Dearborn Bancorp is not aware of any other matter to be presented for action at the meeting. However, if any other matter is properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their best judgment.

SECURITY OWNERSHIP

Management

The following table sets forth, as of November 1, 2008, the number of shares of the Corporation’s Common Stock beneficially owned by each director and all directors and executive officers as a group.

	Number of		Percent of
Name of Individual	Shares(1)		Class

Margaret I. Campbell	36,971	(2)		*
John E. Demmer	320,888	(3)(4)	3.96
William J. Demmer	94,340	(4)(5)	1.17
Michael V. Dorian, Jr.	73,500			*
David Himick	341,354	(6)	4.22
Jeffrey L. Karafa	15,476	(7)(8)(9)(10)		*
Donald G. Karcher	62,292	(11)		*
Bradley F. Keller	134,986	(12)	1.67
John A. Lindsey	2,902	(7)		*
Jeffrey G. Longstreth	15,844			*
Warren R. Musson	98,090	(7)(8)(10)(13)	1.21
Michael J. Ross	135,406	(7)(8)(9)(10)	1.67
Robert C. Schwyn	55,196	(14)		*
Stephen C. Tarczy	45,815	(7)(8)(12)(15)		*
Jeffrey J. Wolber	45,702	(7)(8)(10)		*
All Directors and Executive Officers as a Group (15 persons)	1,478,762	(16)	18.26

*	Less than one percent

(1)	Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Some of the shares listed may be held jointly with, or for the benefit of, a spouse or children of the person indicated.

(2)	Includes 3,908 shares owned by Mrs. Campbell’s husband.

(3)	Includes 154,745 shares held by Mr. Demmer’s wife as a Trustee of a trust.

(4)	Includes shared voting and ownership of 359 shares held by Jack Demmer Ford, Inc., of which John E. Demmer is the Chairman of the Board and CEO and William J. Demmer is the President.

(5)	Includes 11,954 shares owned by Mr. Demmer’s children.

(6)	Includes 855 shares, for which Mr. Himick has the power to vote and dispose, held by the Himick Family Investment Club.

(7)	Includes shares held in the Fidelity Bank 401(k) Trust as follows: Mr. Karafa — 12,467 shares; Mr. Lindsey — 2,902 shares; Mr. Musson — 15,814 shares; Mr. Ross — 9,250 shares; Mr. Tarczy — 2,376 shares; Mr. Wolber — 1,295 shares.

(8)	Includes unvested restricted shares as follows: Mr. Ross — 1,864 shares; Messrs. Karafa, Musson, Tarczy and Wolber — 986 shares each.

(9)	Excludes shares in Fidelity Bank 401(k) Trust of which Mr. Karafa and Mr. Ross are co-trustees.

(10)	Includes shares issuable upon the exercise of stock options within 60 days of November 1, 2008, by the following executive officers: Mr. Karafa — 1,483 shares; Mr. Musson — 70,170 shares; Mr. Ross — 108,835 shares; Mr. Tarczy — 36,515 shares; Mr. Wolber — 42,331 shares.

(11)	Includes 15,476 shares held by Mr. Karcher’s wife as a Trustee of a trust.

(12)	Includes 4,478 shares owned by Mr. Keller’s wife.

(13)	Includes 623 shares held by Mr. Musson’s wife in a defined contribution plan trust.

(14)	Includes 39,674 shares held for the benefit of Dr. Schwyn in a defined benefit plan trust.

(15)	Includes 1,555 shares held by Mr. Tarczy’s wife in a defined contribution plan trust.

(16)	Includes 215,752 shares issuable upon the exercise of stock options and unvested restricted shares.

Certain Beneficial Owners

The following table sets forth as of November 1, 2008 the number of shares of the Corporation’s Common Stock owned by the only entities or persons known by the Corporation to own beneficially more than five percent of the Common Stock of the Corporation.

	Number of	Percent of
Name of Beneficial Owner	Shares	Class

Wellington Management Company, LLP(1)	820,711	10.14
75 State St, Boston MA 02109
Tontine Financial Partners LP(2)	729,207	9.00
55 Railroad Ave 3rd floor Greenwich, CN 06830

(1)	Represents shares which are held of record by clients of Wellington Management which has shared power to vote 596,571 shares and shared power to dispose of 820,711 shares. This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008.

(2)	Represents shares which are held of record by Tontine Financial Partners, LP (TFP) which has shared power to vote and shared power to dispose of 588,771 shares; Tontine Management, LLC (TM) which has shared power to vote and shared power to dispose of 588,771 shares; Tontine Overseas Associates, LLC (TOA) which has shared power to vote and shared power to dispose of 140,436 shares; Jeffrey L. Gendell which has shared power to vote and shared power to dispose of 729,207 shares. TM, the general partner of TFP, has the power to direct the affairs of TFP. TOA serves as investment manager to TFP Overseas Fund, Ltd (TFPO), with respect to the shares directly owned by TFPO. Mr. Gendell is general partner of TFP and the managing member of TM & TOA, and in that capacity directs their operations. This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2008.

SHAREHOLDER PROPOSALS

Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of shareholders intended to be presented at the 2009 Annual Meeting of Shareholders of Dearborn Bancorp must be received by the Secretary of the Corporation at its principal executive offices located at 1360 Porter Street, Dearborn, Michigan 48124-2823 on or before December 12, 2008. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. No shareholder proposal may be presented in any manner at the 2009 Annual Meeting of Shareholders if notice of such proposal is not received by the Corporation on or before February 25, 2009.

MISCELLANEOUS

Dearborn Bancorp maintains an Internet website at www.fidbank.com. The Corporation makes available free of charge through its website various reports that it files with the Securities and Exchange Commission, including the annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports. A copy of this Proxy Statement also is available through its website. From the home page at www.fidbank.com, go to “Investor Relations” to access the reports.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports by delivering a single set of proxy materials to one address shared by two or more of our shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies. Dearborn Bancorp only sends one proxy statement to security holders who share the same address and name unless it has received contrary instructions. If each security holder desires to have their own copy, they may notify the Corporation of that fact either orally or in writing. Notifications can be directed to Dearborn Bancorp at 1360 Porter Street, Dearborn, Michigan 48124-2823.

The cost of soliciting proxies in the accompanying forms will be paid by Dearborn Bancorp. The Corporation may reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the beneficial owners and obtaining their proxies. In addition to solicitation by mail, proxies may be solicited in person, or by telephone or electronic communication, by officers and employees of the Corporation and Fidelity Bank.

By Order of the Board of Directors,

Jeffrey L. Karafa
Secretary

November 21, 2008
Dearborn, Michigan

APPENDIX A

Article III of the Articles of Incorporation is hereby amended to read in its entirety as follows:

The total number of shares of all classes of stock which the corporation shall have authority to issue shall be 25,000,000 shares which shall be divided into two classes as follows:

Shares of Common Stock — 20,000,000

Shares of Preferred Stock — 5,000,000

The designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the above classes of stock shall be as follows:

A.	COMMON STOCK

a. Except as otherwise required by law or by the Articles of Incorporation, each holder of Common Stock shall have one vote for each share of Common Stock held by a holder on all matters voted upon by the holders of Common Stock.

b. Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for Preferred Stock, the holders of Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors in its discretion.

c. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of any Preferred Stock shall be entitled, to share ratably in the remaining net assets of the Corporation.

B.	PREFERRED STOCK

a. Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine:

b. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

1. The designation of such series and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors.

2. The dividend rate or rates on the shares of such series and the preference or relation which such dividends shall bear to the dividends payable on any other class of capital stock or on any other series of Preferred Stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate.

3. Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporations, at the option of either the holder or the Corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed.

A-1

4. The rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution or winding up of the Corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

5. Whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof.

6. Whether the shares of such series shall be convertible into or exchangeable for, at the option of either the holder or the corporation or upon the happening of a specified event, shares of any other class or of any other series of any class of capital stock of the corporation, and, if so convertible or exchangeable, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange.

7. The voting powers, full and/or limited, if any, of the shares of such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series) shall be entitled to vote separately as a single class, for the election of one or more directors of the corporation in case of dividend arrearages or other specified events, or upon other matters.

8. Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series.

9. Any other preferences, privileges and powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of the Articles of Incorporation.

c. Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock pursuant to this Article III(ii)(B), the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever. In no event shall the Preferred Stock be entitled to more than one vote in respect of each share of stock.

A-2

PROXY
DEARBORN BANCORP, INC.
PROXY — Solicited by Board of Directors
For Special Meeting of Shareholders to be held December 9, 2008
     The undersigned hereby appoints John E. Demmer and Michael J. Ross, or either of them, with power of substitution in each, proxies to vote all Common Stock of the undersigned in Dearborn Bancorp, Inc. at the Special Meeting of Shareholders to be held on December 9, 2008, and at all adjournments thereof, upon the following:
     To APPROVE an amendment to the Articles of Incorporation to Authorize the Issuance of up to 5,000,000 shares of Preferred Stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN
     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.
Please indicate whether you plan to attend this meeting in person.                      ☐ YES                      ☐ NO
UNLESS OTHERWISE SPECIFIED, THE PROXIES ARE APPOINTED TO VOTE
“FOR” THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

Signature of Shareholder

Signature of Shareholder

Dated , 2008
Please sign exactly as your name is printed hereon. When signing as attorney, executor, administrator, personal representative, trustee, or guardian, please give full title. If stock is held jointly, each joint owner must sign.
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED